ASSIGNMENT

DATE:    30th June 1999

PARTIES:

(1) MARATHON MEDICAL TECHNOLOGIES, INC., an Oregon corporation, having an office at 7620 S.W. Bridgeport Road, Portland, Oregon 97224, United States of America ("Marathon")

(2) HYPOGUARD DEVELOPMENT CO. LIMITED an exempted company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("JV Co").

(3) ELAN CORPORATION, PLC, an Irish company, with a registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("Elan");

RECITALS:

A. Marathon and Elan entered into a license agreement dated 15th October 1997 ("Marathon Licence") for the development of a glucose monitoring device.

B. Marathon has agreed with the JV Co to assign the benefit of the Marathon License, the goodwill and custom associated with such Marathon Licence, and all other intellectual property owned or licensed by Marathon, to JV Co in accordance with the terms set forth in this Agreement.

1.   ASSIGNMENT

Subject to the terms and conditions hereof, Marathon as beneficial owner hereby assigns to the JV Co all the following property, rights, claims and liberties:

1.1  the full benefit of the Marathon Licence;

1.2  the goodwill and custom associated with the Marathon Licence; and




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1.3  all JV SUB KNOW-HOW,  JV SUB PATENT RIGHTS and all its rights in and to the
     JOINT IMPROVEMENTS (such words in capitals to have the meaning defined in the Marathon Licence) and all other intellectual property owned or licensed by Marathon including but not limited to:

         a)       in vitro data on sensor improvements/expirimentation,
         b)       in vivo data from human trials,
         c)       design analysis,
         d)       chemical analysis including toxicology data,
         e)       sensor membrane analysis and experimentation:  membrane
                    thickness, solvents,
         f)       active layer composition data,
         g)       variability and drift studies,
         h)       electronic and software designs,
         i)       electronic pulsing variations and associated data,
         j)       electronic sampling variations and associated data, and
         k)       monitor housing and design.

TO HOLD the same unto JV Co absolutely.

2.   CONSIDERATION

2.1 In consideration of the assignment set forth in Clause 1 above, JV Co shall pay the following amounts to Marathon:

     (i)  $4,000,000 in cash upon the execution of this Assignment, and

     (ii) the royalty payments described in Clause 2.2 below.

2.2 Subject to the following sentence, JV Co shall pay Marathon royalty payments equal to 3% of (i) all In Market Net Sales of Products and (ii) all Licence Fees following the date hereof in the Territory. After Marathon has received $10 million in cumulative royalty payments on the Products from JV Co, the royalty payable by JV Co to Marathon pursuant to the preceding sentence shall be reduced from 3% to 1%.

     "Affiliate" of any entity means any other entity controlling, controlled by or under common control with such first entity, as the case may be, where "control" means (a) in the context of a company limited by shares, the direct or indirect ownership of at least 50% of the voting rights attaching to the shares thereof, or (b) the ability to control or direct the affairs of the other entity or (c) if not meeting the preceding criteria, the maximum control or ownership right permitted in the country where such entity exists, and "controlling" and "controlled" shall be construed accordingly.





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     "In  Market"  shall  mean  the  sale  of the  Products  by JV Co or JV Co's sublicensee or any of their Affiliates to a third party (other than an Affiliate of JV Co) such as (i) an end-user consumer of the Product or (ii) a wholesaler, distributor, managed care organisation, hospital or pharmacy or other third party payor for final commercial sale by such party to the consumer, and shall exclude in any event the transfer pricing of the Products by JV Co to an Affiliate or any permitted sub-licensee.

     "Licence Fees" shall mean consideration paid by a third party (other than an Affiliate of JV CO) to JV Co or its Affiliates for the granting of rights, whether by license, sublicense or otherwise of any rights relating to the development or commercialisation of one or more Products, including licence fees, advance royalties on sales and other ongoing fees, but excluding bona fide research or development fees or payments.

     "Net Sales" shall mean the gross amount invoiced for sales of the Products reduced by the following to the extent that they are properly allocable to the quantity of Products so sold: all trade, quantity and cash discounts allowed; credits or allowances actually granted on account of rejections; returns, billing errors and retroactive price reductions (including, without limitation, shelf stock adjustments); credits, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, governmental agencies and other institutions in respect of the purchase price; freight, transportation, insurance or other delivery charges; and all taxes (except income taxes), tariffs, duties and other similar governmental charges paid by the seller on sale of the Products and not reimbursed by the purchaser.

     "Products" shall have the meaning assigned in the Amended Marathon Licence. For the avoidance of doubt, this definition of "Products" is not in any material respect different from the definition of "Products" in the Marathon Licence.

     "Territory"  shall  have  the  meaning  assigned  in the  Amended  Marathon
     Licence.

2.3 Royalty payments due to Marathon pursuant to Clause 2.2 above shall be payable semi-annually on the 45th day following the end of each six month period ending 30th June or 31st December. JV Co reserves the right to deduct before effecting payment to Marathon the amount of any taxation it is required by law to withhold from Marathon in respect of the payment of royalties due hereunder to Marathon. In the event of any such deduction, JV Co shall secure and furnish promptly to Marathon official tax receipts evidencing the




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     payment of such taxation.

2.4 JV Co shall deliver to Marathon semi-annually, on the 45th day following the end of each six month period referred to in Clause 2.3 above, a sales summary showing all In Market sales of Products during the immediately preceding six month period, a statement certifying its calculation of the In Market Net Sales from gross revenues during such six month period, the units of Products so sold, and a computation of the amounts due to Marathon.

2.5 For the 90 day period following the close of each calendar year, JV Co will, upon request, provide Marathon's independent certified accountants (reasonably acceptable to JV Co) with access, during regular business hours and subject to customary confidentiality provisions which are reasonably acceptable to JV Co, to JV Co's books and records relating to the Products, solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder (including the half yearly royalty calculation) for the calendar year then ended.

2.6 In the event of a discovery of a discrepancy which exceeds 5% or $5,000, whichever is the lesser, of the amount due to Marathon for any six month period referred to in Clause 2.3, the cost of such accountant shall be borne by JV Co; otherwise, such cost shall be borne by Marathon.

3.   MARATHON REPRESENTATIONS

3.1  Marathon represents and warrants to JV Co that:

     (i) all development work in the ELAN GLUCOSE MONITOR TECHNOLOGY (as defined in the Marathon Licence) has been performed by Marathon, or by a third party on behalf of Marathon so that Marathon is the owner of all intellectual property rights arising or developed during such work relating to the ELAN GLUCOSE MONITOR TECHNOLOGY; and

     (ii) Marathon has the sole, unrestricted and unencumbered right to assign the Marathon Licence, the goodwill and custom associated with the Marathon License, and all other intellectual property owned or licensed by Marathon as more fully described in Clause 1.3 above, to JV Co.

3.2 As soon as is reasonably possible following the execution of this Assignment, Marathon shall furnish a legal opinion with respect to Marathon in a form which is reasonably accepted to JV Co.





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4.   AMENDMENT TO MARATHON LICENCE

4.1 Immediately after the assignment of the Marathon Licence to JV Co, the Marathon Licence shall be amended and restated as set forth in the Amended Marathon Licence Agreement, of even date herewith, by and among Elan and JV Co, in the form attached as Exhibit A hereto (the "Amended Marathon Licence"). The Amended Marathon Licence shall replace and supersede the Marathon Licence in its entirety.

4.2 The parties to this Assignment here intend to clarify their mutual understanding of the Marathon Licence (as replaced herein by the Amended Marathon Licence). It is the understanding of all of the parties that the technology licensed from Elan to JV Co does not include any infusion device as part of the combination infusor/monitor incorporating a ratchet mechanism. Such infusion devices contemplated by the Marathon Licence (as replaced herein by the Amended Marathon Licence) only include those having a flexible diaphragm drug reservoir capable of deformation upon the introduction of pressurized gas and only for use in combination with a monitor device as disclosed and described in the Elan Glucose Monitor Technology (as defined in the Amended Marathon Licence). Furthermore, it is the understanding of the parties to this Assignment that the Field (as defined in the Amended Marathon Licence) does not contemplate the use of any cleaning fluid or compound in connection with the Elan Glucose Monitor Technology.

5.   FURTHER ASSURANCE

At the request and cost of JV Co, Marathon, at all times after the date of this Assignment, shall do all acts and execute all documents as may be reasonably necessary or desirable to secure the vesting in the JV Co of the Marathon Licence, the goodwill and custom associated with the Marathon Licence, and all other intellectual property owned or licensed by Marathon, free from all liens, charges, options or encumbrances or adverse interests of any kind.

6.   NOTICES

Any notice required or permitted to be given under this Assignment shall be sufficiently given if in writing and delivered by registered or certified mail (return receipt requested), facsimile (with confirmation of transmittal), overnight courier (with confirmation of delivery), or hand delivery to the appropriate party at the address set forth below, or to such other address as such party may from time to time specify for that purpose in a notice similarly given:






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If to Marathon:

Marathon Medical Technologies, Inc.
7620 S.W. Bridgeport Road,
Portland
Oregon 97224
United States of America

Attn:    President & Chief Executive Officer
Fax:     503 620 6431

If to JV Co:

Hypoguard Development Co. Limited
Clarendon House
2 Church Street
Hamilton
Bermuda  HM11

Attn:    David Doyle
Fax:     441 292 4720

If to Elan:

Elan Corporation, plc
Lincoln House
Lincoln Place
Dublin 2
Ireland

Attn:    Vice President & General Counsel
         Elan Pharmaceutical Technologies
         A division of Elan Corporation, plc
Fax:     353 1 709 4124

Any such notice shall be effective (i) if sent by mail, as aforesaid, five business days after mailing, (ii) if sent by facsimile, as aforesaid, when sent, and (iii) if sent by courier or hand delivered, as aforesaid, when received. Provided that if any such notice shall have been sent by mail and if on the date of mailing thereof or during the period prior to the expiry of the third business day following the date of mailing there shall be a general postal disruption (whether as a result of rotating strikes or otherwise) then such notice shall not become effective until the fifth business day following the date of resumption of normal mail service.






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7.   DISPUTE PROCEDURE

7.1 If a dispute arises between any of the parties to this Assignment and which cannot be resolved in the normal course of events, any party to the dispute may give notice in writing to the other party or parties as applicable, specifying the subject matter of the dispute and its proposal for its resolution. Each party must procure that the dispute is considered by their respective authorised representatives and that such parties use all reasonable endeavours, in good faith, to resolve the dispute within 14 days of the date of the notice specifying the dispute. If the authorised representatives reach agreement on the matter in dispute in the period specified in this Clause 7.1, the parties shall procure that their respective representatives sign a joint memorandum to that effect recording the resolution and procure that such agreement is fully and promptly carried into effect.

7.2 If the authorised representatives fail to reach agreement, any party to this Assignment may refer the matter to, in the case of Marathon, the President & Chief Operating Officer, in the case of Elan, the President of Elan Pharmaceutical Technologies and, in the case of JV Co, the JV Co's management committee (together the "Senior Officers"). The Parties shall respectively procure that the Senior Officers attempt in good faith to resolve the dispute. If the Senior Officers reach agreement on the matter in dispute within 14 days of the dispute being referred to them (or such other period as the parties may mutually agree in writing) the parties shall procure that their respective Senior Officers shall sign a joint memorandum to that effect recording the resolution and procure that such agreement is promptly and fully carried in to effect.

7.3 The dispute resolution procedure shall have been exhausted if the matter in dispute:

     7.3.1 has not been resolved in accordance with Clause 7.1 within the relevant period and is not referred to the Senior Officers within the relevant period; or

     7.3.2 where it is so referred, has not been resolved in accordance with Clause 7.2 within the relevant period.

7.4 For the avoidance of doubt, the fact that the dispute resolution procedure has been exhausted without resolution shall not prevent the parties from agreeing that the dispute be referred to an independent alternative form of dispute resolution and/or to arbitration.

7.5 The forgoing provisions shall not prevent any party from commencing legal proceedings or applying to the court for injunctive or other interim relief at any time.




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8.   APPLICABLE LAW

This Assignment shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. Subject to the provisions of Clause 7, each of the parties hereby irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in the County, City and State of New York over any disputes arising out of or related to this Assignment which are not resolved after the dispute resolution procedure set out in Clause 7 has been exhausted, and each party hereby waives the defence of any inconvenient forum for the maintenance of such action.












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IN WITNESS whereof the parties have executed and delivered this document the day and year first above written.


SIGNED BY: /s/ Illegible
           ----------------------------------
for and on behalf of
MARATHON MEDICAL TECHNOLOGIES, INC.

in the presence of:  /s/ Illegible
                     ------------------------


SIGNED BY:
           ----------------------------------
for and on behalf of
HYPOGUARD DEVELOPMENT CO LIMITED

in the presence of: ------------------------



SIGNED BY:
           ----------------------------------
for and on behalf of
ELAN CORPORATION, PLC

in the presence of: ------------------------